Exhibit 99.1

Fulcrum Therapeutics Announces Recent Business Highlights and Financial Results

for Third Quarter 2025

― Announced encouraging results in July 2025 from the 12 mg dose cohort of the Phase 1b PIONEER trial of pociredir in sickle cell disease (SCD) ―

― Enrollment complete in the 20 mg dose cohort (n=12) of the PIONEER trial; on track to provide data from the 20 mg dose cohort by year-end ―

― Ended Q3 2025 with $200.6 million in cash, cash equivalents, and marketable securities; cash runway into 2028 ―

CAMBRIDGE, Mass., – October 29, 2025 – Fulcrum Therapeutics, Inc.® (Fulcrum) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases, today reported financial results for the third quarter of 2025 and provided a business update.

“We are extremely pleased with the compelling data from the 12 mg dose cohort of the PIONEER trial, which demonstrated that pociredir has the potential to meaningfully improve outcomes for people living with sickle cell disease,” said Alex C. Sapir, Fulcrum’s President and Chief Executive Officer. “The strength of those results has generated significant interest and engagement from investigators and patients, reflected in the over-enrollment of the 20 mg dose cohort. We look forward to sharing results from the 20 mg dose cohort by the end of 2025.”

Recent Business Highlights

•
Announced encouraging results from the 12 mg dose cohort of the PIONEER trial, following conclusion of the 12-week treatment period. Results demonstrated a dose-dependent and clinically meaningful increase in fetal hemoglobin (HbF), evidence of pan-cellular induction of HbF, improvements in markers of hemolysis, increases in total hemoglobin, and encouraging trends in vaso-occlusive crisis (VOC) reductions. Pociredir continued to be generally well-tolerated, with no drug-related serious adverse events (SAEs) and no discontinuations due to treatment-emergent adverse events through the completion of the 12 mg dose cohort.
•
Completed patient enrollment in the 20 mg dose cohort of the PIONEER trial, with greater than 90% rates of adherence to study drug to date. The mean and median baseline HbF levels for the 12 evaluable patients (excluding 1 discontinuation that was previously disclosed) enrolled in the 20 mg dose cohort are 7.1% and 7.3%, respectively. Fulcrum plans to present additional clinical data at the 67th American Society of Hematology (ASH) Congress, being held December 6-9, 2025, in Orlando.
•
Initiating an open label extension trial to allow patients to continue receiving pociredir after completing the PIONEER trial, enabling longer-term evaluation of safety and durability of response.
•
Presented real-world data at the 20th Annual Sickle Cell & Thalassemia (ASCAT) Conference demonstrating the quantitative correlation between increased HbF levels and reduced VOC rates in SCD. Read the presentation here.
•
Fulcrum continues to advance its program for the potential treatment of bone marrow failure syndromes, such as Diamond-Blackfan anemia (DBA), 5q deletion syndrome, Shwachman-Diamond syndrome, and Fanconi anemia, and plans to submit an investigational new drug application (IND) during the fourth quarter of 2025.
•
Presented preclinical data for FTX-6274, an oral embryonic ectoderm development (EED) inhibitor candidate, at the European Society for Medical Oncology (ESMO) Congress 2025, demonstrating robust efficacy in castration resistant prostate cancer models. Read the presentation here.

Third Quarter 2025 Financial Results

•
Cash Position: As of September 30, 2025, cash, cash equivalents, and marketable securities were $200.6 million, as compared to $241.0 million as of December 31, 2024. The decrease of $40.4 million is primarily due to cash used to fund operating activities in 2025.
•
R&D Expenses: Research and development expenses were $14.3 million for the three months ended September 30, 2025, as compared to $14.6 million for the three months ended September 30, 2024. The decrease of $0.3 million was primarily due to decreased costs associated with the discontinuation of our losmapimod program and the reimbursement from the global development cost sharing under the now-terminated collaboration with Sanofi, partially offset by increased costs related to the advancement of the Phase 1b PIONEER trial of pociredir.
•
G&A Expenses: General and administrative expenses were $7.6 million for the three months ended September 30, 2025, as compared to $8.4 million for three months ended September 30, 2024. The decrease of $0.8 million was primarily due to decreased professional services costs.
•
Net Loss: Net loss was $19.6 million for the three months ended September 30, 2025, as compared to a net loss of $21.7 million for the three months ended September 30, 2024.

Cash Runway Guidance

Based on its current operating plans, Fulcrum expects that its current cash, cash equivalents, and marketable securities will be sufficient to fund its operating requirements into 2028.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s lead clinical program is pociredir, a small molecule designed to increase expression of HbF for the treatment of SCD. Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of gene mis-expression. For more information, visit www.fulcrumtx.com and follow us on X (@FulcrumTx) and LinkedIn.

About Pociredir
Pociredir is an investigational oral small-molecule inhibitor of EED that was discovered using Fulcrum’s proprietary discovery technology. Inhibition of EED leads to potent downregulation of key fetal globin repressors, including BCL11A, thereby causing an increase in HbF. Pociredir is being developed for the treatment of SCD. Initial data in SCD in the PIONEER Phase 1b clinical trial showed proof-of-concept and achieved absolute levels of HbF increases associated with potential overall patient benefit. Through the completion of the 12 mg dose cohort, pociredir was demonstrated to be generally well-tolerated in people with SCD with up to three months of exposure, with no treatment-related SAEs reported. Pociredir has been granted FDA Fast Track designation and Orphan Drug Designation for the treatment of SCD. To learn more about clinical trials of pociredir please visit ClinicalTrials.gov.

About Sickle Cell Disease
SCD is a genetic disorder of the red blood cells caused by a mutation in the HBB gene. This gene encodes a protein that is a key component of hemoglobin, a protein complex whose function is to transport oxygen in the body. The result of the mutation is less efficient oxygen transport and the formation of red blood cells that have a sickle shape. These sickle shaped cells are much less flexible than healthy cells and can block blood vessels or rupture cells. People with SCD typically suffer from serious clinical consequences, which may include anemia, pain, infections, stroke, heart disease, pulmonary hypertension, kidney failure, liver disease, and reduced life expectancy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s Phase 1b PIONEER clinical trial of pociredir, including planned data announcement for such trial; the potential of pociredir to increase HbF to levels that could ameliorate symptoms of SCD and transform the standard of care; Fulcrum’s ability to progress its early stage development programs and planned IND filings related thereto; and its projected cash runway, among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Fulcrum’s ability to continue to advance its product candidates in clinical trials, including progressing early stage candidates into the clinic; initiating and enrolling clinical trials on the timeline expected or at all; obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; realizing the anticipated benefits of the workforce reduction and strategic realignment and managing risks associated therewith; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Fulcrum Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
Cash, cash equivalents, and marketable securities	$200,645	$241,021
Working capital(1)	194,231	238,879
Total assets	214,858	260,718
Total stockholders’ equity	198,366	243,034

(1) Fulcrum defines working capital as current assets minus current liabilities.

Fulcrum Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration revenue	—	—	—	80,000
Operating expenses:
Research and development	14,296	14,639	40,687	51,673
General and administrative	7,562	8,424	21,389	28,732
Restructuring expenses	—	2,063	—	2,063
Total operating expenses	21,858	25,126	62,076	82,468
Loss from operations	(21,858)	(25,126)	(62,076)	(2,468)
Other income, net	2,263	3,430	7,530	9,311
Net (loss) income	$(19,595)	$(21,696)	$(54,546)	$6,843
Net (loss) income per share, basic	$(0.31)	$(0.35)	$(0.87)	$0.11
Net (loss) income per share, diluted	$(0.31)	$(0.35)	$(0.87)	$0.11
Weighted-average common shares outstanding, basic	62,597	62,409	62,537	62,200
Weighted-average common shares outstanding, diluted	62,597	62,409	62,537	63,688

Contact:

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

617-283-2856